Exhibit 99.1

SIGMA DESIGNS, INC. ANNOUNCES VOLUNTARY DELISTING FROM NASDAQ

FREMONT, Calif. August 3, 2018 – Sigma Designs, Inc.® (NASDAQ: SIGM) is announcing its intention to file a Form 25 (Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934) with the U.S. Securities and Exchange Commission (“SEC”) to voluntarily withdraw its shares of common stock from listing on the NASDAQ Stock Market (“NASDAQ”). Sigma expects to file the Form 25 on or about August 15, 2018 and expects the delisting to be effective approximately 10 days after the filing of the Form 25. Sigma expects that its shares of common stock will be quoted on the U.S. over-the-counter (“OTC”) markets following the effectiveness of the delisting, however, there can be no assurance that trading on the OTC markets will occur.

The filing of Sigma’s Form 25 and voluntary delisting of its common stock will follow the planned payment on August 14, 2018 of Sigma’s previously announced distribution of $6.00 per share to its shareholders of record as of the close of business on July 31, 2018. The ex-dividend date for the distribution, as established by NASDAQ, is August 15, 2018.

The voluntary delisting and the distribution are part of Sigma’s previously announced voluntary Plan of Liquidation and Dissolution that was approved by its shareholders at a special meeting of shareholders held on April 17, 2018. Sigma continues to expect to make at least one additional distribution to shareholders as it continues to execute on the Plan of Liquidation and Dissolution. The timing and amount, if any, of any subsequent distributions will be dependent upon a number of factors, including, but not limited to, claims made by vendors, customers, or other parties, Sigma’s ability to defend and settle those claims, final tax amounts for Sigma and its various subsidiaries, wind down expenses, and the establishment of any necessary reserve amounts in connection with the final dissolution. The delisting from NASDAQ will not impact Sigma’s ability to make further distributions.

After the effectiveness of the Form 25 filing, Sigma also expects to file a Form 15 with the SEC, requesting the suspension of Sigma’s reporting obligations under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the deregistration of its common stock under Section 12(g) of the Exchange Act. If Sigma files a Form 15 with the SEC, its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act will be suspended and it would no longer file reports under such provisions of the Exchange Act.

Sigma Designs

For more information about Sigma Designs, Inc.® (NASDAQ: SIGM), please visit www.sigmadesigns.com.

Forward-Looking Statements

This Press Release contains forward-looking statements (including within the meaning of Section 21E of the Exchange Act, and Section 27A of the United States Securities Act of 1933, as amended). These statements include, but are not limited to, the anticipated timing of the filing and effectiveness of the Form 25 to delist Sigma’s common stock, the expectation that Sigma’s common stock will be quoted on the OTC markets following effectiveness of the Form 25, the planned cash distribution to shareholders, Sigma’s plans to file a Form 15, Sigma’s expectation to make at least one additional distribution to shareholders and other statements identified by words such as “will”, “expect”, “intends”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict” “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Sigma Designs, as well as assumptions made by, and information currently available to, such management, and involve risks and uncertainties, many of which are beyond Sigma’s and its management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place reliance on such statements.

Particular uncertainties that could materially affect future results include any risks associated with the proposed completion of Sigma’s previously announced Plan of Liquidation and Dissolution, the special cash distribution or the voluntary delisting, such as: (1) uncertainties as to the timing and expense related to remaining liquidation and shut down activities, which could affect the distribution or future distributions; (2) unexpected claims of third parties that have not yet been presented to Sigma; (3) unexpected costs, charges or expenses realized in the process of winding down, (4) the ability of Sigma to ensure that sufficient cash is available for distribution to shareholders in accordance with its plans; (5) the ability for shareholders to trade the common stock of Sigma on the OTC markets following delisting from NASDAQ, and (6) the ability for shareholders to access information about Sigma following the time that Sigma’s obligations to file reports with the SEC have been suspended.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction Sigma Designs’ filings with the SEC, which you may obtain for free at the SEC’s website at http://www.sec.gov, and which discuss additional important risk factors that may affect their respective businesses, results of operations and financial conditions. Sigma Designs undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

IR@sigmadesigns.com